Exhibit 99.1
RELEASE 8:00 AM – July 21, 2010

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $142.6 MILLION
DECLARED QUARTERLY CASH DIVIDEND OF $0.15 PER SHARE
BOARD OF DIRECTORS APPOINTS NEW DIRECTOR
Paramus, New Jersey, July 21, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the second quarter of 2010 increased 11.5% to $142.6 million as compared to $127.9 million for the second quarter of 2009. Diluted earnings per share increased 11.5% to $0.29 for the second quarter of 2010 as compared to $0.26 for the second quarter of 2009. For the six months ended June 30, 2010, net income increased 14.1% to $291.5 million as compared to $255.6 million for the same period in 2009. Diluted earnings per share increased 13.5% to $0.59 for the six months ended June 30, 2010 as compared to $0.52 for the same period in 2009. The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on August 27, 2010 to shareholders of record on August 5, 2010.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “While the current economic conditions and interest rate environment are posing many challenges, we are very pleased to report net income for the 2010 second quarter of $142.6 million or $0.29 per diluted share. During the quarter, market interest rates on mortgage loans reached historical lows. The yields available on securities issued by U.S. government-sponsored enterprises, the only securities we purchase, also fell. This has made growth very difficult and has brought pressure on our net interest margin. Despite these difficulties, we are reporting a return on average equity of 10.4% for the second quarter and continue to pay regular quarterly dividends to shareholders as we have since 1999. Based on our closing price of $12.44 on July 16, 2010, this represents a dividend yield of 4.82% — the highest among banks and thrifts with assets greater than $50 billion. We have also maintained favorable expense control. For the first six months of 2010, fees and tax expense to Federal and state governments were $218.2 million while our remaining overhead, including compensation, was $105.2 million. In other words, our ratio of government fees and taxes to overhead was 2.07 to 1.”
Mr. Hermance continued, “Our non-performing assets are growing at a slower pace and we believe the real estate markets are stabilizing. Non-performing loans increased by $45.3 million which is the smallest increase since the third quarter of 2008 and charge-offs for this quarter were slightly less than in the linked 2010 first quarter. However, the elevated unemployment and underemployment rates and a weak economic recovery will continue to put pressure on the level of non-performing loans and charge-offs as customers struggle in this difficult economy.”
Mr. Hermance further commented, “Last week, the U.S. Congress adopted regulatory reform. This sweeping legislation, once signed by the President, will affect financial institutions in many ways. Many of the more significant provisions of this legislation will not affect us. For example, all of our capital is common capital – we have never issued trust preferred shares which will generally no longer be included in regulatory capital for institutions our size. We will not be affected by the new prohibitions on certain forms of proprietary trading, derivative instruments and hedge fund investments. All of these activities will be limited or affected by the reform legislation. Banks that securitize their loan portfolios will be required to retain some of the credit risk. We do not sell loans to the secondary market or securitize loans. We do expect that the legislation will increase our overhead costs as Congress and the Administration consider levying new fees and taxes on banks our size. While it is too early to determine the amount or type of fees and taxes that will ultimately be levied, we believe the cost of the legislation and the various bailouts should be borne by those that accepted taxpayer dollars. Hudson City never took, or needed, any TARP or other assistance. In fact, during the crisis we remained one of the few home lenders that supported our markets and customers with home mortgage loans. From January 1, 2008 through June 30, 2010, our total loan production was approximately $21.0 billion, all of which we retained in our portfolio.”
Mr. Hermance concluded, “I am very pleased to announce that the Board of Directors has appointed Cornelius E. Golding, 62, to the Company’s Board of Directors. Mr. Golding has extensive experience as a certified public accountant and holds a master’s degree in Finance. Prior to his retirement, Mr. Golding was the chief financial officer of Atlantic Mutual Insurance Company where, among many other responsibilities, he oversaw the corporate investment portfolio. Mr. Golding serves on several boards of directors, including a publicly-held company and recently served on the board of a publicly-held bank-holding company. Mr. Golding’s extensive financial and accounting experience positions him well to serve as a director and to fill the critical roles of a financial expert. With the addition of Mr. Golding, a majority of our independent directors meet the definition of an audit committee financial expert and are qualified to serve on our Audit Committee. We welcome Mr. Golding to Hudson City and look forward to his valued contributions to our Company.”
Financial highlights for the second quarter of 2010 are as follows:
•	Both basic and diluted earnings per share were $0.29 for the second quarter of 2010 as compared to $0.26 for both basic and diluted earnings per share for the second quarter of 2009. Basic and diluted earnings per common share were both $0.59 for the first six months of 2010 as compared to $0.52 for both basic and diluted earnings per share for the same period in 2009.
•	The Board of Directors declared a quarterly cash dividend of $0.15 per share payable on August 27, 2010 to shareholders of record at the close of business on August 5, 2010.
•	Net income amounted to $142.6 million for the second quarter of 2010, as compared to $127.9 million for the second quarter of 2009, an increase of 11.5%. For the six months ended June 30, 2010, net income amounted to $291.5 million as compared to $255.6 million for the same period in 2009.
•	Net interest income increased 5.0% to $317.5 million for the second quarter of 2010 and 10.7% to $648.7 million for the six months ended June 30, 2010.
•	Our net interest rate spread and net interest margin were 1.89% and 2.13%, respectively, for the second quarter of 2010 and 1.93% and 2.17%, respectively, for the first six months of 2010.
•	The provision for loan losses amounted to $50.0 million for the second quarter of 2010 as compared to $32.5 million for the second quarter of 2009. For the six months ended June 30, 2010, the provision for loan losses amounted to $100.0 million as compared to $52.5 million for the same period in 2009.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the second quarter of 2010 were 0.93% and 10.42%, respectively. Our annualized return on average assets and annualized return on average shareholders’ equity for the six months ended June 30, 2010 were 0.96% and 10.69%, respectively.
•	Our efficiency ratio was 18.42% for the second quarter of 2010 and 18.34% for the first six months of 2009. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income.
•	Non-interest income amounted to $33.2 million for the second quarter of 2010 and $66.2 million for the six months ended June 30, 2010. Included in non-interest income were net realized securities gains of $30.6 million and $61.4 million, respectively, for the three and six months ended June 30, 2010.
•	Our loan production was $3.37 billion for the first six months of 2010, which resulted in a net increase of $341.7 million in net loans to $32.06 billion at June 30, 2010 from $31.72 billion at December 31, 2009.
•	Deposits increased $590.4 million, or 2.4%, to $25.17 billion at June 30, 2010 from $24.58 billion at December 31, 2009.
Statement of Financial Condition Summary
Total assets increased $665.4 million, or 1.1%, to $60.93 billion at June 30, 2010 from $60.27 billion at December 31, 2009. The increase in total assets reflected a $365.6 million increase in total mortgage-backed securities and a $341.7 million increase in net loans. Total assets decreased $298.5 million from March 31, 2010 as mortgage refinancing activity caused an increase in loan repayments and prepayments on mortgage-backed securities remained at elevated levels. During this same time period, available reinvestment yields on these types of assets also decreased. We lowered our deposit rates beginning in the first quarter of 2010 to slow our deposit growth from the 2009 levels since the low yields that are available to us for mortgage loans and investment securities have made a growth strategy less prudent until market conditions improve.
The increase in loans reflected loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the continued purchase of mortgage loans. We are a portfolio lender and do not sell loans in the secondary market. For the first six months of 2010, we originated $2.83 billion and purchased $542.2 million of loans, compared to originations of $2.97 billion and purchases of $1.88 billion for the first six months of 2009. The origination and purchases of loans were substantially offset by principal repayments of $2.90 billion for the first six months of 2010 as compared to $3.50 billion for the same period in 2009. Loan origination activity continues to be strong as a result of an increase in mortgage refinancing caused by market interest rates that remain at near-historic lows. However, loan purchase activity declined as conditions in the secondary mortgage market have made it more difficult for us to purchase loans that meet our underwriting standards. The refinancing activity has also caused the increased levels of repayments to continue in 2010 as some of our customers refinanced with other banks.
Total mortgage-backed securities increased $365.6 million during the first six months of 2010, reflecting purchases of $6.01 billion of mortgage-backed securities issued by GSEs, substantially all of which were adjustable-rate. The increase was partially offset by repayments received of $4.58 billion and sales of $1.09 billion. The sales resulted in net realized securities gains of $61.4 million (pre-tax). We believe that the continued elevated levels of prepayments and the eventual increase in interest rates will reduce the amount of unrealized gains available in the portfolio. Accordingly, we sold these securities to take advantage of the favorable pricing that currently exists in the market.
Total liabilities increased $461.3 million, or 0.8%, to $55.39 billion at June 30, 2010 from $54.93 billion at December 31, 2009. The increase in total liabilities primarily reflected a $590.4 million increase in deposits. The increase in total deposits reflected a $386.1 million increase in our interest-bearing transaction accounts and savings accounts, a $159.9 million increase in our time deposits, and a $15.7 million increase in our money market checking accounts. The increase in our interest-bearing transaction accounts is primarily due to a $310.0 million increase in our High Value checking account product. Borrowings amounted to $29.98 billion at June 30, 2010, unchanged from December 31, 2009. During the first six months of 2010, we modified $3.18 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk and the amount of borrowings that may be called in any one quarter.
Total shareholders’ equity increased $204.1 million to $5.54 billion at June 30, 2010 from $5.34 billion at December 31, 2009. The increase was primarily due to net income of $291.5 million for the six months ended June 30, 2010 and a $46.2 million increase in accumulated other comprehensive income primarily due to an increase in the net unrealized gain on securities available-for-sale. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $147.9 million. At June 30, 2010, our shareholders’ equity to asset ratio was 9.10% and our tangible book value per share was $10.93.
The accumulated other comprehensive income of $230.7 million at June 30, 2010 includes a $251.4 million after-tax net unrealized gain on securities available for sale ($425.0 million pre-tax) partially offset by a $20.7 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economic outlook softened somewhat in the second quarter of 2010 but that the economy is continuing to grow although at a slower pace than anticipated. The national unemployment rate decreased to 9.5% in June 2010 as compared to 9.7% in March 2010 and 10.0% in December 2009. Although there has been recent improvement in the economy, the FOMC decided to maintain the overnight lending rate at zero to 0.25% during the second quarter of 2010. As a result, short-term market interest rates have remained at low levels during the second quarter of 2010. This allowed us to continue to re-price our short-term deposits thereby reducing our cost of funds. The yields on mortgage-related assets have also remained at relatively low levels as the 10 year treasury fell below 3.00% during the second quarter of 2010. Our net interest rate spread remained unchanged at 1.89% for the second quarter of 2010 as compared to the second quarter of 2009 and net interest margin decreased to 2.13% for the second quarter of 2010 as compared to 2.20% for the linked first quarter of 2010 and 2.18% for the second quarter of 2009. While our deposits continued to reprice to lower rates during the second quarter of 2010, the low market interest rates resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 87.8% of our average interest-earning assets during the 2010 second quarter.
Net interest income increased $15.1 million, or 5.0%, to $317.5 million for the second quarter of 2010 as compared to $302.4 million for the second quarter of 2009. Our net interest rate spread was unchanged at 1.89% for the three months ended June 30, 2010 and 2009, respectively. Our net interest margin decreased 5 basis points to 2.13% as compared to 2.18% for the second quarter of 2009. Net interest income increased $62.5 million, or 10.7%, to $648.7 million for the first six months of 2010 as compared to $586.2 million for the first six months of 2009. During the first six months of 2010, our net interest rate spread increased 12 basis points to 1.93% and our net interest margin increased 5 basis points to 2.17% as compared to the same period in 2009.
Total interest and dividend income for the second quarter of 2010 decreased $10.2 million, or 1.4%, to $717.6 million as compared to $727.8 million for the second quarter of 2009. The decrease in total interest and dividend income was primarily due to a decrease of 44 basis points in the annualized weighted-average yield to 4.83% for the quarter ended June 30, 2010 from 5.27% for the same quarter in 2009. The decrease in the annualized weighted-average yield was partially offset by an increase in the average balance of total interest-earning assets of $4.15 billion, or 7.5%, to $59.41 billion for the second quarter of 2010 as compared to $55.26 billion for the second quarter of 2009.
Total interest and dividend income was $1.45 billion for both six month periods ended June 30, 2010 and 2009. The average balance of total interest-earning assets increased $4.59 billion, or 8.4%, to $59.25 billion for the six months ended June 30, 2010 as compared to $54.66 billion for the six months ended June 30, 2009. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 41 basis points in the annualized weighted-average yield to 4.90% for the six months ended June 30, 2010 from 5.31% for the comparable period in 2009.
Interest on first mortgage loans increased $12.9 million to $426.2 million for the second quarter of 2010 as compared to $413.3 million for the same period in 2009. This was primarily due to a $1.92 billion increase in the average balance of first mortgage loans to $31.61 billion, reflecting our historical emphasis on the growth of our mortgage loan portfolio. However, during 2010 the growth rate of our mortgage loan portfolio slowed significantly as refinancing activity resulted in continued elevated levels of loan repayments and weak real estate markets resulted in decreased home purchase mortgage activity. In addition, loan purchase activity declined as conditions in the secondary mortgage market have made it more difficult for us to purchase loans that meet our underwriting standards. The increase in the average balance of first mortgage loans was partially offset by an 18 basis point decrease in the weighted-average yield to 5.39% from 5.57% for the 2009 second quarter.
For the six months ended June 30, 2010, interest on first mortgage loans increased $26.9 million to $854.4 million as compared to $827.5 million for the six months ended June 30, 2009. This was primarily due to a $2.04 billion increase in the average balance of first mortgage loans to $31.56 billion, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by a 19 basis point decrease in the weighted-average yield to 5.42% for the six months ended June 30, 2010 as compared to 5.61% for the same period in 2009.
Interest on mortgage-backed securities decreased $26.4 million to $222.1 million for the second quarter of 2010 as compared to $248.5 million for the second quarter of 2009. This decrease was due primarily to a 74 basis point decrease in the weighted-average yield to 4.32% for the second quarter of 2010 from 5.06% for the second quarter of 2009. The decrease in the weighted-average yield was partially offset by a $930.2 million increase in the average balance of mortgage-backed securities to $20.57 billion during the second quarter of 2010 as compared to $19.64 billion for the second quarter of 2009.
Interest on mortgage-backed securities decreased $45.6 million to $453.8 million for the six months ended June 30, 2010 as compared to $499.4 million for the six months ended June 30, 2009. This decrease was due primarily to a 68 basis point decrease in the weighted-average yield to 4.45% during the first six months of 2010 from 5.13% for the same period in 2009. The decrease in the weighted-average yield was partially offset by a $937.8 million increase in the average balance of mortgage-backed securities to $20.42 billion during the first six months of 2010 as compared to $19.48 billion for the comparable period in 2009.
The increases in the average balances of mortgage-backed securities were due to purchases of these securities. We purchase these securities as part of our overall management of interest rate risk and to provide us with a source of monthly cash flows. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during the second half of 2009 and the first six months of 2010 when market interest rates were lower than the yield earned on the existing portfolio.
Interest on investment securities increased $6.5 million to $54.8 million for the second quarter of 2010 as compared to $48.3 million for the same period in 2009. This increase was due primarily to a $928.7 million increase in the average balance of investment securities to $5.11 billion for the second quarter of 2010 from $4.18 billion for the second quarter of 2009. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 34 basis points to 4.29% for the second quarter of 2010 as compared to 4.63% for the second quarter of 2009.
For the six months ended June 30, 2010, interest on investment securities increased $18.2 million to $112.2 million as compared to $94.0 million for the six months ended June 30, 2009. This increase was due primarily to a $1.27 billion increase in the average balance of investment securities to $5.21 billion during the first six months of 2010 from $3.94 billion for the same period in 2009. The impact on interest income from the increase in the average balance of investment securities was partially offset by a decrease in the average yield of investment securities of 46 basis points to 4.31% for the 2010 six-month period as compared to 4.77% for the same period in 2009.
Dividends on Federal Home Loan Bank of New York (“FHLB”) stock decreased $2.8 million, or 23.3%, to $9.2 million for the second quarter of 2010 as compared to $12.0 million for the second quarter of 2009. This decrease was due primarily to a 133 basis point decrease in the average dividend yield earned to 4.15% as compared to 5.48% for the second quarter of 2009. The decrease in dividend income was partially offset by a $3.5 million increase in the average balance to $882.8 million for the second quarter of 2010 as compared to $879.3 million for the same period in 2009.
Dividends on FHLB stock increased $3.1 million, or 17.0%, to $21.5 million for the first six months of 2010 as compared to $18.4 million for the same period in 2009. This increase was due primarily to a 69 basis point increase in the average dividend yield earned to 4.90% for the first six months of 2010 as compared to 4.21% for the same period in 2009. The increase in dividend income was also due to a $3.1 million increase in the average balance to $878.8 million for the first six months of 2010 as compared to $875.7 million for the same period in 2009.
Interest on Federal funds sold amounted to $576,000 for the second quarter of 2010 as compared to $187,000 for the second quarter of 2009. The average balance of Federal funds sold amounted to $886.4 million for the second quarter of 2010 as compared to $477.4 million for the second quarter of 2009. The yield earned on Federal funds sold was 0.26% for the 2010 second quarter and 0.16% for the 2009 second quarter. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Interest on Federal funds sold amounted to $1.0 million for the first six months of 2010 as compared to $363,000 for the comparable period in 2009. The average balance of Federal funds sold amounted to $838.1 million for the first six months of 2010 as compared to $452.7 million for the same period in 2009. The yield earned on Federal funds sold was 0.25% for the six months ended June 30, 2010 and 0.16% for the six months ended June 30, 2009. The increase in the average balance of Federal funds sold is a result of liquidity provided by increased levels of repayments on mortgage-related assets and calls of investment securities.
Total interest expense for the quarter ended June 30, 2010 decreased $25.3 million, or 6.0%, to $400.1 million as compared to $425.4 million for the quarter ended June 30, 2009. This decrease was primarily due to a 44 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.94% for the quarter ended June 30, 2010 compared with 3.38% for the quarter ended June 30, 2009. The decrease was partially offset by a $4.21 billion, or 8.3%, increase in the average balance of total interest-bearing liabilities to $54.67 billion for the quarter ended June 30, 2010 compared with $50.46 billion for the second quarter of 2009. This increase in interest-bearing liabilities was primarily used to fund asset growth.
Total interest expense for the six months ended June 30, 2010 decreased $61.1 million, or 7.1%, to $803.8 million as compared to $864.9 million for the six months ended June 30, 2009. This decrease was primarily due to a 53 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.97% for the six months ended June 30, 2010 compared with 3.50% for the six months ended June 30, 2009. The decrease was partially offset by a $4.70 billion, or 9.4%, increase in the average balance of total interest-bearing liabilities to $54.57 billion for the six months ended June 30, 2010 compared with $49.87 billion for the first six months of 2009. This increase in interest-bearing liabilities was primarily used to fund asset growth.
Interest expense on deposits decreased $27.6 million, or 22.4%, to $95.7 million for the second quarter of 2010 as compared to $123.3 million for the second quarter of 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 88 basis points to 1.55% for the second quarter of 2010 as compared to 2.43% for the second quarter of 2009. The decrease was partially offset by a $4.33 billion increase in the average balance of interest-bearing deposits to $24.69 billion during the second quarter of 2010 as compared to $20.36 billion for the second quarter of 2009.
For the six months ended June 30, 2010, interest expense on deposits decreased $62.5 million, or 23.9%, to $199.6 million as compared to $262.1 million for the six months ended June 30, 2009. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 105 basis points to 1.64% for the first six months of 2010 as compared to 2.69% for the first six months of 2009. The decrease was partially offset by a $4.96 billion increase in the average balance of interest-bearing deposits to $24.60 billion during the first six months of 2010 as compared to $19.64 billion for the first six months of 2009.
The increases in the average balances of interest-bearing deposits reflect our expanded branch network and efforts to grow deposits in our existing branches by offering competitive rates. Also, in response to the economic conditions in 2009, we believe that households increased their personal savings and customers sought insured bank deposit products as an alternative to investments such as equity securities and bonds. We believe these factors contributed to our deposit growth. However, during the second quarter of 2010, total deposits decreased $220.3 million from March 31, 2010. We lowered our deposit rates to slow our deposit growth from 2009 levels since the low yields that are available to us for mortgage loans and investment securities have made a growth strategy less prudent until market conditions improve. The decrease in the average cost of deposits for 2010 reflected lower market interest rates. At June 30, 2010, time deposits scheduled to mature within one year totaled $11.27 billion with an average cost of 1.45%. These time deposits are scheduled to mature as follows: $4.98 billion with an average cost of 1.40% in the third quarter of 2010, $2.73 billion with an average cost of 1.35% in the fourth quarter of 2010, $1.73 billion with an average cost of 1.75% in the first quarter of 2011 and $1.83 billion with an average cost of 1.47% in the second quarter of 2011. The current yields offered for our six month, one year and two year time deposits are 1.05%, 1.25% and 2.00%, respectively. In addition, our money market accounts are currently yielding 1.00%. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
We have historically used borrowings to fund a portion of the growth in interest-earning assets. However, we were able to fund substantially all of our growth in 2009 and for the first six months of 2010 with deposits. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We believe, given current market conditions, that the likelihood that a significant portion of these borrowings would be called will not increase substantially unless interest rates were to increase by at least 300 basis points. During the first six months of 2010, we modified $3.18 billion of borrowings to extend the call dates of the borrowings by between three and four years, thereby reducing our interest rate risk.
Interest expense on borrowed funds increased $2.3 million to $304.4 million for the second quarter of 2010 as compared to $302.1 million for the second quarter of 2009. This increase was primarily due to a 4 basis point increase in the weighted-average cost of borrowed funds to 4.07% for the second quarter of 2010 as compared to 4.03% for the second quarter of 2009 reflecting the incremental cost of the debt modifications. This increase was primarily offset by a $126.1 million decrease in the average balance of borrowed funds to $29.98 billion for the second quarter of 2010 as compared to $30.10 billion for the second quarter of 2009.
Interest expense on borrowed funds increased $1.4 million to $604.2 million for the six months ended June 30, 2010 as compared to $602.8 million for the comparable period in 2009. This increase was primarily due to a 4 basis point increase in the weighted-average cost of borrowed funds to 4.06% for the first six months of 2010 as compared to 4.02% for the first six months of 2009 reflecting the incremental cost of the debt modifications. This increase was partially offset by a $258.1 million decrease in the average balance of borrowed funds to $29.98 billion for the first six months of 2010 as compared to $30.23 billion for the first six months of 2009.
The provision for loan losses amounted to $50.0 million for the quarter ended June 30, 2010 as compared to $32.5 million for the quarter ended June 30, 2009. The increase in the provision for loan losses for the quarter ended June 30, 2010 and the resulting increase in the allowance for loan losses (“ALL”) is due primarily to the increase in non-performing loans during the first six months of 2010, continuing relatively high levels of unemployment and an increase in charge-offs. In addition, although home prices appear to have started to stabilize, they are still declining slightly in some of our lending markets. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $790.1 million at June 30, 2010 compared with $744.9 million at March 31, 2010 and $627.7 million at December 31, 2009. The ratio of non-performing loans to total loans was 2.46% at June 30, 2010 compared with 2.32% at March 31, 2010 and 1.98% at December 31, 2009. Loans delinquent 30 to 59 days amounted to $396.5 million at June 30, 2010 as compared to $370.7 million at March 31, 2010 and $430.9 million at December 31, 2009. Loans delinquent 60 to 89 days amounted to $168.6 million at June 30, 2010 as compared to $171.5 million at March 31, 2010 and $182.5 million at December 31, 2009. The ALL amounted to $193.0 million and $140.1 million at June 30, 2010 and December 31, 2009, respectively. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.60% and 24.42%, respectively at June 30, 2010, as compared to 0.44% and 22.32%, respectively at December 31, 2009. The increases in these ratios were due to our consideration of the continuing weak economic conditions, particularly prolonged elevated levels of unemployment and underemployment and the continuing declines in house prices, in our determination of the allowance for loan losses at June 30, 2010.

Net charge-offs amounted to $22.8 million for the quarter ended June 30, 2010 as compared to net charge-offs of $9.6 million for the same quarter in 2009. For the six months ended June 30, 2010, net charge-offs amounted to $47.1 million as compared to $14.2 million of net charge-offs for the same period in 2009. We generally obtain new collateral values for loans on or before 180 days of delinquency. If the estimated fair value of the collateral (less estimated selling costs) is less than the recorded investment in the loan, we charge-off an amount to reduce the loan to the fair value of the collateral less estimated selling costs. As a result, certain losses inherent in our non-performing loans are being recognized as charge-offs which may result in a lower ratio of the allowance for loan losses to non-performing loans.
Total non-interest income was $33.2 million for the second quarter 2010 as compared to $26.6 million for the same quarter in 2009. Included in non-interest income for the three month period ended June 30, 2010 were net gains on securities transactions of $30.6 million which resulted from the sale of $515.2 million of mortgage-backed securities available-for-sale. Included in non-interest income for the three month period ended June 30, 2009 were net gains on securities transactions of $24.0 million which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale.
Total non-interest income for the six months ended June 30, 2010 was $66.2 million compared with $28.9 million for the comparable period in 2009. Included in non-interest income for the six months ended June 30, 2010 were net gains on securities transactions of $61.4 million which resulted from the sale of $1.09 billion of mortgage-backed securities available-for-sale. Included in non-interest income for the six months ended June 30, 2009 were net gains on securities transactions of $24.2 million substantially all of which resulted from the sale of $761.6 million of mortgage-backed securities available-for-sale.
Total non-interest expense decreased $20.3 million, or 23.9%, to $64.6 million for the second quarter of 2010 from $84.9 million for the second quarter of 2009. The decrease is primarily due to the absence of the Federal Deposit Insurance Corporation (“FDIC”) special assessment of $21.1 million that was assessed during the second quarter of 2009 as well as a $3.6 million decrease in compensation and employee benefits expense. These decreases were partially offset by an increase of $3.6 million in Federal deposit insurance expense. The increase in Federal deposit insurance expense is due primarily to an increase in total deposits. The decrease in compensation and employee benefits expense included a $3.3 million decrease in expense related to our stock benefit plans, partially offset by a $1.0 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. There was also a decrease of $178,000 in costs related to our health plan and a $1.1 million decrease in pension expense. At June 30, 2010, we had 1,557 full-time equivalent employees as compared to 1,458 at June 30, 2009. Included in other non-interest expense for the second quarter of 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $173,000 as compared to $399,000 for the second quarter of 2009.
Total non-interest expense decreased $8.6 million, or 6.2%, to $131.1 million for the six months ended June 30, 2010 from $139.7 million for the six months ended June 30, 2009. The decrease is primarily due to the absence of the FDIC special assessment of $21.1 million that was assessed during the second quarter of 2009 and a $2.1 million decrease in compensation and employee benefits expense. These decreases were partially offset by an increase of $13.5 million in Federal deposit insurance expense. The increase in Federal deposit insurance expense is due primarily to an increase in total deposits and the increases in our deposit insurance assessment rate as a result of a restoration plan implemented by the FDIC to recapitalize the Deposit Insurance Fund. The decrease in compensation and employee benefits expense included a $2.4 million decrease in expense related to our stock benefit plans, a decrease of $1.3 million in costs related to our health plan and a $1.9 million decrease in pension expense. These decreases were partially offset by a $3.0 million increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. Included in other non-interest expense for the six months ended June

30, 2010 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $1.5 million as compared to $1.6 million for the comparable period in 2009.
Our efficiency ratio was 18.42% for the 2010 second quarter as compared to 25.82% for the 2009 second quarter. For the six months ended June 30, 2010, our efficiency ratio was 18.34% compared with 22.72% for the corresponding 2009 period. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2010 was 0.43% as compared to 0.60% for the second quarter of 2009. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2010 was 0.43% compared with 0.51% for the corresponding period in 2009.
Income tax expense amounted to $93.5 million for the second quarter of 2010 compared with $83.6 million for the same quarter in 2009. Our effective tax rate for the second quarter of 2010 was 39.61% compared with 39.53% for the second quarter of 2009. Income tax expense for the six months ended June 30, 2010 was $192.3 million compared with $167.3 million for the corresponding 2009 period. Our effective tax rate for the six months ended June 30, 2010 was 39.75% compared with 39.56% for the six months ended June 30, 2009.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2010	2009
(In thousands, except share and per share amounts)	(unaudited)
Assets:

Cash and due from banks	$138,112	$198,752
Federal funds sold and other overnight deposits	180,892	362,449

Total cash and cash equivalents	319,004	561,201

Securities available for sale:
Mortgage-backed securities	13,825,644	11,116,531
Investment securities	366,937	1,095,240
Securities held to maturity:
Mortgage-backed securities	7,619,996	9,963,554
Investment securities	5,139,794	4,187,704

Total securities	26,952,371	26,363,029

Loans	32,164,303	31,779,921
Net deferred loan costs	91,509	81,307

Allowance for loan losses	(192,983)	(140,074)

Net loans	32,062,829	31,721,154
Federal Home Loan Bank of New York stock	883,190	874,768
Foreclosed real estate, net	21,690	16,736
Accrued interest receivable	283,550	304,091
Banking premises and equipment, net	70,617	70,116
Goodwill	152,109	152,109
Other assets	187,774	204,556

Total Assets	$60,933,134	$60,267,760

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,553,676	$23,992,007
Noninterest-bearing	614,789	586,041

Total deposits	25,168,465	24,578,048

Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	14,875,000	14,875,000

Total borrowed funds	29,975,000	29,975,000

Due to brokers	—	100,000
Accrued expenses and other liabilities	246,413	275,560

Total liabilities	55,389,878	54,928,608

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,611,096 shares outstanding at June 30, 2010 and 526,493,676 shares outstanding at December 31, 2009	7,415	7,415
Additional paid-in capital	4,694,235	4,683,414
Retained earnings	2,544,987	2,401,606
Treasury stock, at cost; 214,855,459 shares at June 30, 2010 and 214,972,879 shares at December 31, 2009	(1,726,808)	(1,727,579)
Unallocated common stock held by the employee stock ownership plan	(207,234)	(210,237)
Accumulated other comprehensive income, net of tax	230,661	184,533

Total shareholders’ equity	5,543,256	5,339,152

Total Liabilities and Shareholders’ Equity	$60,933,134	$60,267,760

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
		(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$426,244	$413,282	$854,405	$827,490
Consumer and other loans	4,654	5,427	9,413	11,417
Mortgage-backed securities held to maturity	92,319	117,285	202,445	239,216
Mortgage-backed securities available for sale	129,790	131,191	251,382	260,174
Investment securities held to maturity	49,627	11,727	96,691	14,085
Investment securities available for sale	5,203	36,616	15,549	79,919
Dividends on Federal Home Loan Bank of New York stock	9,167	12,044	21,540	18,417
Federal funds sold and other overnight deposits	576	187	1,025	363

Total interest and dividend income	717,580	727,759	1,452,450	1,451,081

Interest Expense:
Deposits	95,670	123,254	199,589	262,078
Borrowed funds	304,396	302,108	604,202	602,775

Total interest expense	400,066	425,362	803,791	864,853

Net interest income	317,514	302,397	648,659	586,228
Provision for Loan Losses	50,000	32,500	100,000	52,500

Net interest income after provision for loan losses	267,514	269,897	548,659	533,728

Non-Interest Income:
Service charges and other income	2,584	2,569	4,814	4,694
Gain on securities transactions, net	30,626	24,037	61,394	24,185

Total non-interest income	33,210	26,606	66,208	28,879

Non-Interest Expense:
Compensation and employee benefits	32,789	36,392	66,951	69,123
Net occupancy expense	7,924	7,815	16,271	16,295
Federal deposit insurance assessment	13,300	9,748	25,927	12,364
FDIC special assessment	—	21,098	—	21,098
Other expense	10,583	9,894	21,978	20,861

Total non-interest expense	64,596	84,947	131,127	139,741

Income before income tax expense	236,128	211,556	483,740	422,866
Income tax expense	93,537	83,637	192,264	167,284

Net income	$142,591	$127,919	$291,476	$255,582

Basic earnings per share	$0.29	$0.26	$0.59	$0.52

Diluted earnings per share	$0.29	$0.26	$0.59	$0.52

Weighted Average Number of Common Shares Outstanding:
Basic	492,888,447	486,984,601	492,728,025	487,282,183
Diluted	494,406,802	489,447,012	494,807,046	490,760,670

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,614,795	$426,244	5.39%		$29,693,723	$413,282	5.57%
Consumer and other loans	349,749	4,654	5.32		386,060	5,427	5.62
Federal funds sold and other overnight deposits	886,378	576	0.26		477,376	187	0.16
Mortgage-backed securities at amortized cost	20,570,629	222,109	4.32		19,640,390	248,476	5.06
Federal Home Loan Bank stock	882,819	9,167	4.15		879,323	12,044	5.48
Investment securities, at amortized cost	5,109,046	54,830	4.29		4,180,303	48,343	4.63

Total interest-earning assets	59,413,416	717,580	4.83		55,257,175	727,759	5.27

Noninterest-earnings assets (4)	1,600,216				1,211,856

Total Assets	$61,013,632				$56,469,031

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$834,784	1,555	0.75		$743,736	1,394	0.75
Interest-bearing transaction accounts	2,374,298	6,288	1.06		1,739,356	8,039	1.85
Money market accounts	5,179,001	12,958	1.00		3,417,795	16,253	1.91
Time deposits	16,302,646	74,869	1.84		14,461,215	97,568	2.71

Total interest-bearing deposits	24,690,729	95,670	1.55		20,362,102	123,254	2.43

Repurchase agreements	15,100,000	154,992	4.12		15,100,934	152,025	4.04
Federal Home Loan Bank of New York advances	14,875,000	149,404	4.03		15,000,178	150,083	4.01

Total borrowed funds	29,975,000	304,396	4.07		30,101,112	302,108	4.03

Total interest-bearing liabilities	54,665,729	400,066	2.94		50,463,214	425,362	3.38

Noninterest-bearing liabilities:
Noninterest-bearing deposits	594,131				544,230
Other noninterest-bearing liabilities	278,876				332,295

Total noninterest-bearing liabilities	873,007				876,525

Total liabilities	55,538,736				51,339,739
Shareholders’ equity	5,474,896				5,129,292

Total Liabilities and Shareholders’ Equity	$61,013,632				$56,469,031

Net interest income/net interest rate spread (2)		$317,514	1.89			$302,397	1.89

Net interest-earning assets/net interest margin (3)	$4,747,687		2.13%		$4,793,961		2.18%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $381.7 million and $154.2 million for the six months ended June 30, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2010				2009
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$31,555,931	$854,405	5.42%		$29,521,178	$827,490	5.61%
Consumer and other loans	354,169	9,413	5.32		394,016	11,417	5.80
Federal funds sold and other overnight deposits	838,112	1,025	0.25		452,727	363	0.16
Mortgage-backed securities at amortized cost	20,417,100	453,827	4.45		19,479,342	499,390	5.13
Federal Home Loan Bank stock	878,816	21,540	4.90		875,729	18,417	4.21
Investment securities, at amortized cost	5,205,697	112,240	4.31		3,937,618	94,004	4.77

Total interest-earning assets	59,249,825	1,452,450	4.90		54,660,610	1,451,081	5.31

Noninterest-earnings assets (4)	1,617,883				1,130,161

Total Assets	$60,867,708				$55,790,771

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$815,904	3,022	0.75		$731,297	2,742	0.76
Interest-bearing transaction accounts	2,289,876	13,797	1.22		1,682,232	17,108	2.05
Money market accounts	5,221,284	29,688	1.15		3,188,583	32,958	2.08
Time deposits	16,270,803	153,082	1.90		14,034,078	209,270	3.01

Total interest-bearing deposits	24,597,867	199,589	1.64		19,636,190	262,078	2.69

Repurchase agreements	15,100,000	306,421	4.09		15,100,445	303,077	4.05
Federal Home Loan Bank of New York advances	14,875,000	297,781	4.04		15,132,686	299,698	3.99

Total borrowed funds	29,975,000	604,202	4.06		30,233,131	602,775	4.02

Total interest-bearing liabilities	54,572,867	803,791	2.97		49,869,321	864,853	3.50

Noninterest-bearing liabilities:
Noninterest-bearing deposits	537,283				534,824
Other noninterest-bearing liabilities	304,347				321,350

Total noninterest-bearing liabilities	841,630				856,174

Total liabilities	55,414,497				50,725,495
Shareholders’ equity	5,453,211				5,065,276

Total Liabilities and Shareholders’ Equity	$60,867,708				$55,790,771

Net interest income/net interest rate spread (2)		$648,659	1.93			$586,228	1.81

Net interest-earning assets/net interest margin (3)	$4,676,958		2.17%		$4,791,289		2.12%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.10	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $381.7 million and $154.2 million for the six months ended June 30, 2010 and 2009, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

June 30,
(In thousands, except share and per share amounts)	2010
Shareholders’ equity	$5,543,256
Goodwill and other intangible assets	(157,469)

Tangible Shareholders’ equity	$5,385,787

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,855,459)

Shares outstanding	526,611,096
Unallocated ESOP shares	(33,195,372)
Unvested RRP shares	(423,880)
Shares in trust	(135,475)

Book value shares	492,856,369

Book value per share	$11.25

Tangible book value per share	$10.93

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at June 30, 2010:

	Amortized	Estimated	Unrealized\
	Cost	Fair Value	Gain/(Loss)
		(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$3,553,869	$3,749,158	$195,289
FNMA	1,972,997	2,084,630	111,633
FHLMC and FNMA CMO’s	1,987,864	2,041,977	54,113
GNMA	105,266	108,091	2,825

Total mortgage-backed securities	7,619,996	7,983,856	363,860

Investment securities:

United States GSE debt	5,139,694	5,167,685	27,991
Municipal bonds	100	100	—

Total investment securities	5,139,794	5,167,785	27,991

Total held to maturity	$12,759,790	$13,151,641	$391,851

Available for sale:

Mortgage-backed securities:
FHLMC	$4,028,549	$4,231,474	$202,925
FNMA	6,495,519	6,663,652	168,133
FHLMC and FNMA CMO’s	896,765	905,015	8,250
GNMA	1,985,286	2,025,503	40,217

Total mortgage-backed securities	13,406,119	13,825,644	419,525

Investment securities:

United States GSE debt	354,710	359,676	4,966
Equity securities	6,767	7,261	494

Total investment securities	361,477	366,937	5,460

Total available for sale	$13,767,596	$14,192,581	$424,985

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at June 30, 2010:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(dollars in thousands)
First Mortgage Loans:
One- to four- family	$722,805	1,882	2.25%	$31,146,263	73,993	96.83%
FHA/VA	47,618	173	0.15%	385,823	1,667	1.20%
PMI	4,772	18	0.01%	234,460	729	0.73%
Construction	8,272	6	0.03%	11,317	8	0.04%
Commercial	3,098	3	0.01%	51,884	96	0.16%

Total mortgage loans	786,565	2,082	2.45%	31,829,747	76,493	98.96%

Home equity loans	2,566	22	0.01%	315,003	8,238	0.98%
Other loans	1,006	6	0.00%	19,553	2,310	0.06%

Total	$790,137	2,110	2.46%	$32,164,303	87,041	100.00%

•	Charge-offs amounted to $22.8 million for the second quarter of 2010 and $47.1 million for the six months ended June 30, 2010. These charge-offs include $22.0 million and $44.4 million for the same respective periods, that relate to loans that are still in the loan portfolio at June 30, 2010 and are working through the foreclosure process.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs. Our policy is that we receive an updated valuation for these loans annually.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 67.7% of our non-performing loans were located at June 30, 2010, by approximately 21% from the peak of the market in 2006 through April 2010 and by 29% nationwide during that period. For the first four months of 2010, the house price indices decreased by 0.6% in the New York metropolitan area and increased 0.9% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at June 30, 2010:

		Carrying	Number Under
	Number	Value	Contract of Sale
		(dollars in thousands)
Foreclosed real estate	52	$21,690	9
•	During the first six months of 2010, we sold 38 foreclosed properties. It is currently taking up to 30 months to foreclose on a loan once it becomes non-performing.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended

	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009

	(Dollars in thousands, except per share data)
Net interest income	$317,514	$331,145	$331,793	$325,457	$302,397
Provision for loan losses	50,000	50,000	45,000	40,000	32,500
Non-interest income	33,210	32,998	2,192	2,513	26,606
Non-interest expense:
Compensation and employee benefits	32,789	34,162	33,905	34,043	36,392
Other non-interest expense	31,807	32,369	29,030	28,877	48,555

Total non-interest expense	64,596	66,531	62,935	62,920	84,947

Income before income tax expense	236,128	247,612	226,050	225,050	211,556
Income tax expense	93,537	98,727	89,474	89,964	83,637

Net income	$142,591	$148,885	$136,576	$135,086	$127,919

Total assets	$60,933,134	$61,231,651	$60,267,760	$58,884,535	$57,406,338
Loans, net	32,062,829	32,012,852	31,721,154	31,088,146	30,718,887
Mortgage-backed securities
Available for sale	13,825,644	12,662,490	11,116,531	9,550,806	9,796,644
Held to maturity	7,619,996	9,110,956	9,963,554	10,751,866	10,322,782
Other securities
Available for sale	366,937	457,538	1,095,240	2,117,664	2,209,470
Held to maturity	5,139,794	4,887,949	4,187,704	3,238,044	2,289,869
Deposits	25,168,465	25,388,800	24,578,048	23,113,949	21,692,265
Borrowings	29,975,000	29,975,000	29,975,000	30,025,000	30,025,000
Shareholders’ equity	5,543,256	5,396,077	5,339,152	5,270,181	5,143,265

Performance Data:
Return on average assets (1)	0.93%	0.98%	0.92%	0.93%	0.91%
Return on average equity (1)	10.42%	10.96%	10.21%	10.34%	9.98%
Net interest rate spread (1)	1.89%	1.97%	2.02%	2.02%	1.89%
Net interest margin (1)	2.13%	2.20%	2.30%	2.30%	2.18%
Non-interest expense to average assets (1) (4)	0.43%	0.44%	0.42%	0.43%	0.60%
Compensation and benefits to total revenue (5)	9.35%	9.38%	10.15%	10.38%	11.06%
Efficiency ratio (2)	18.42%	18.27%	18.84%	19.18%	25.82%
Dividend payout ratio	51.72%	50.00%	53.57%	53.57%	57.69%
Per Common Share Data:
Basic earnings per common share	$0.29	$0.30	$0.28	$0.28	$0.26
Diluted earnings per common share	$0.29	$0.30	$0.28	$0.27	$0.26
Book value per share (3)	$11.25	$10.96	$10.85	$10.75	$10.54
Tangible book value per share (3)	$10.93	$10.63	$10.53	$10.43	$10.21
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.10%	8.81%	8.86%	8.95%	8.96%
Tier 1 leverage capital (Bank)	7.75%	7.60%	7.59%	7.66%	7.73%
Total risk-based capital (Bank)	21.90%	21.24%	21.02%	21.27%	21.09%

Other Data:
Full-time equivalent employees	1,557	1,500	1,482	1,483	1,458
Number of branch offices	134	131	131	131	131

Asset Quality Data:
Total non-performing loans	$790,137	$744,872	$627,695	$517,585	$430,907
Number of non-performing loans	2,110	1,934	1,636	1,315	1,088
Total number of loans	87,041	86,863	86,433	85,362	84,487
Total non-performing assets	$811,827	$764,435	$644,431	$530,362	$442,705
Non-performing loans to total loans	2.46%	2.32%	1.98%	1.66%	1.40%
Non-performing assets to total assets	1.33%	1.25%	1.07%	0.90%	0.77%
Allowance for loan losses	$192,983	$165,830	$140,074	$114,833	$88,053
Allowance for loan losses to non-performing loans	24.42%	22.26%	22.32%	22.19%	20.43%
Allowance for loan losses to total loans	0.60%	0.52%	0.44%	0.37%	0.29%
Provision for loan losses	$50,000	$50,000	$45,000	$40,000	$32,500
Net charge-offs	$22,846	$24,245	$19,758	$13,220	$9,569
Ratio of net charge-offs to average loans (1)	0.29%	0.30%	0.25%	0.17%	0.13%
Write-downs and net losses on foreclosed real estate	$173	$1,372	$325	$481	$399

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.